Exhibit 99.01

DexCom, Inc. Announces First Quarter 2005 Financial Results

Wednesday May 4, 5:00 am ET

SAN DIEGO—(BUSINESS WIRE)—May 4, 2005—DexCom, Inc. (NASDAQ:DXCM - News) today reported a net loss of $6.0 million for the three months ended March 31, 2005 compared to a net loss of $3.2 million for the three months ended March 31, 2004. Net loss attributable to common stockholders was $6.1 million for the three months ended March 31, 2005 compared to $4.0 million for the three months ended March 31, 2004. Included in the net loss attributable to common stockholders was accretion to redemption value of cumulative dividends earned on DexCom’s Series B and C redeemable convertible preferred stock, and financing costs on Series B, C, and D redeemable convertible preferred stock, of $107,000 and $809,000 for the three months ended March 31, 2005 and 2004, respectively. Upon the closing of DexCom’s initial public offering on April 19, 2005, all outstanding shares of preferred stock automatically converted into common stock.

Research and development expense increased $2.2 million to $5.0 million for the three months ended March 31, 2005, compared to $2.8 million for the three months ended March 31, 2004. The increase was primarily related to $1.0 million for the short-term sensor approval support trial and associated expense related to the filing of the pre-market approval (PMA) application with the FDA. DexCom also incurred an additional $0.6 million in material and labor expenses to produce our clinical trial product supplies and an additional $0.5 million in salary and other compensation expenses related to the addition of twenty-one employees. Selling, general and administrative expense increased $0.2 million to $0.5 million for the three months ended March 31, 2005, compared to $0.3 million for the three months ended March 31, 2004. The increase was primarily due to higher independent auditor fees and salary costs from increased headcount.

On April 19, 2005, DexCom closed the initial public offering of its common stock in which it sold 4,700,000 shares of common stock for gross proceeds of $56.4 million. After deduction of underwriting discounts and commissions, DexCom received proceeds of $52.5 million that excluded $1.9 million in estimated offering expenses payable by DexCom.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, CA, is a development stage medical device company focused on the design and development of continuous glucose monitoring systems for people with diabetes.

DexCom, Inc.
(a development stage company)

BALANCE SHEETS

	December 31,	March 31,
	2004	2005
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,229,208	$4,644,151
Short-term marketable securities, available-for-sale	—	17,107,586
Prepaid and other current assets	43,781	158,052
Total current assets	27,272,989	21,909,789

Property and equipment, net	1,851,892	1,928,612
Restricted cash	200,000	200,000
Deferred offering costs and other assets	33,000	1,326,386
Total assets	$29,357,881	$25,364,787

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued liabilities	$1,018,879	$1,202,846
Accrued payroll and related expenses	328,476	488,801
Accrued clinical trials	220,875	204,346
Accrued deferred offering costs	—	901,688
Total current liabilities	1,568,230	2,797,681

Deferred rent	125,241	133,026

Commitments and contingencies

Redeemable convertible Series B preferred stock, $0.001 par value, 11,304,114 shares authorized, issued, and outstanding at December 31, 2004 and March 31, 2005 (unaudited), respectively; liquidation preference and redemption value of $20,914,724 at December 31, 2004 and March 31, 2005 (unaudited).	20,878,086	20,881,226
Redeemable convertible Series C preferred stock, $0.001 par value, 13,043,478 shares authorized, 12,790,870 shares issued and outstanding December 31, 2004 and March 31, 2005 (unaudited); liquidation preference and redemption value of $34,807,928 at December 31, 2004 and March 31, 2005 (unaudited).	34,740,360	34,746,153
Redeemable convertible Series D preferred stock, $0.001 par value, 8,700,000 shares authorized, 8,355,886 shares issued and outstanding at December 31, 2004 and March 31, 2005 (unaudited); liquidation preference and redemption value of $22,499,894 at December 31, 2004 and March 31, 2005 (unaudited).	21,355,894	21,453,951

Stockholders’ deficit:
Convertible Series A preferred stock, $0.001 par value, 3,000,000 shares authorized,issued and outstanding at December 31, 2004 and March 31, 2005 (unaudited); liquidation preference of $3,000,000 at December 31, 2004 and March 31, 2005 (unaudited).	3,000	3,000
Common stock, $0.001 par value, 50,000,000 shares authorized at December 31, 2004 and March 31, 2005 (unaudited); 2,323,300 and 2,856,103 shares issued and outstanding at December 31, 2004 and March 31, 2005 (unaudited), respectively.	2,323	2,766
Additional paid-in capital	6,218,012	6,546,817
Deferred stock-based compensation	(2,648,336)	(2,213,345)
Deficit accumulated during the development stage	(52,884,929)	(58,977,854)
Accumulated and other comprehensive income (loss)	—	(8,634)
Total stockholders’ deficit	(49,309,930)	(54,647,250)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$29,357,881	$25,364,787

DexCom, Inc.
(a development stage company)
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2004	2005
Costs and expenses:
Research and development	$2,834,101	$5,004,277
Selling, general and administrative	315,751	531,675
Stock-based compensation:
Research and development	18,681	430,800
Selling, general and administrative	27,971	154,920
Total costs and expenses	3,196,504	6,121,672
Interest and other income	40,384	135,737
Net loss	(3,156,120)	(5,985,935)
Accretion to redemption value and financing costs of Series B, Series C, and Series D redeemable convertible preferred stock	(808,628)	(106,990)
Net loss attributable to common stockholders	$(3,964,748)	$(6,092,925)

Basic and diluted net loss per share attributable to common stockholders	$(1.76)	$(2.36)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	2,255,306	2,577,644

Contact:

     DexCom, Inc.

     Steve Kemper (CFO), 858-200-0200

Source: DexCom, Inc.